UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2023

EXP WORLD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38493	98-0681092
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2219 Rimland Drive, Suite 301, Bellingham, WA 98226 (Address of principal executive offices and Zip Code)
(360) 685-4206
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	EXPI	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

Mr. Darren Jacklin has notified the Board of Directors (the “Board”) of eXp World Holdings, Inc. (the “Company”) that he intends to resign as a member of the Board of the Company, effective September 7, 2023. Mr. Jacklin’s resignation  is not the result of any disagreement with the Company.

Election of Director

On September 1, 2023, the Company’s Board unanimously consented to appoint Mr. Frederick Reichheld, 71, as an independent director to the Company’s Board to fill the vacancy created by Mr. Jacklin’s resignation. Mr. Reichheld’s directorship will take effect on September 7, 2023 and he will hold office until the next annual meeting of the Company’s stockholders or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Reichheld was nominated by a majority of the Board’s independent directors after a thorough review of the candidate’s background and relevant experience as well as his qualifications as an independent director. The Board believes that Mr. Reichheld is qualified to serve as a director because of his professional and academic experience advising clients on matters of customer, employee, partner and investor loyalty as well as his proven leadership experience. Mr. Reichheld has been named to the Nominating & Corporate Governance Committee and ESG Committee of the Board.

Mr. Reichheld has more than 45 years of experience as a leading expert on customer and employee loyalty. Mr. Reichheld joined Bain & Company, Inc., a global business consulting firm, in 1977, was elected to the partnership of Bain & Company, Inc. in 1982, and was elected as the first Bain Fellow in January 1999, a position he continues to hold currently. Mr. Reichheld is the creator of the Net Promoter® system of management and founded Bain's Loyalty practice, which helps clients achieve superior results through improvements in customer, employee, partner and investor loyalty and has also served in a variety of other roles, including as a member of Bain & Company's Worldwide Management, Nominating, and Compensation Committees. Mr. Reichheld is a frequent speaker to major business forums and groups of CEOs and senior executives worldwide and has authored several books, including Winning on Purpose and The Ultimate Question 2.0. Since 2015, Mr. Reichheld has served as a member of FirstService Corp.’s Board of Directors and currently serves on its Nominating and Corporate Governance Committee. Since 2020, Mr. Reichheld has also served as a member of Bilt, Inc.’s Board of Directors. Mr. Reichheld received his Bachelor of Arts in Economics from Harvard University and his Master of Business Administration from Harvard Business School.

Mr. Reichheld will participate in the Company’s standard compensation program available to the Company’s non-employee independent directors, which is discussed in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 6, 2023 (Non-Employee Director Compensation – Independent Director Compensation), which is incorporated herein by this reference. Pursuant to that program, upon initial appointment to the Board, Mr. Reichheld received a stock option grant of 25,063 shares of the Company’s common stock, which will vest monthly in equal installments over three years, subject to his continued service. Additionally, Mr. Reichheld will be eligible to receive cash compensation of $200,000 annually, paid in equal monthly installments.

There are no arrangements or understandings between Mr. Reichheld and any other person, in each case, pursuant to which Mr. Reichheld was appointed to serve on the Board. There are no family relationships between Mr. Reichheld and any other director or executive officer of the Company and there have been no transactions between Mr. Reichheld and the Company in the last fiscal year, and none are currently proposed, that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01Regulation FD Disclosure

On September 7, 2023, the Company issued a press release announcing Mr. Reichheld’s appointment to the Company’s Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

The information contained in this Item 7.01, including Exhibit 99.1, of this report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and it will not be incorporated by reference into any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
99.1	Press Release, issued September 7, 2023
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

eXp World Holdings, Inc.
(Registrant)

Date: September 7, 2023	/s/ James Bramble
James Bramble
General Counsel